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                                                                   EXHIBIT 99(a)


CORECOMM INCORPORATED                                   CELLULAR COMMUNICATIONS
                                                            OF PUERTO RICO, INC.

110 East 59/th/ Street                                     Phone: (212)223-4963
26/th/ Floor                                                 Fax: (212)752-1157
New York, New York 10022

                                                           For Immediate Release

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.
                    CLOSES DEBT OFFERING BY ITS SUBSIDIARY;
                        CORECOMM RESTRUCTURING COMPLETED

     New York, New York (January 31, 1997). Cellular Communications of Puerto Rico, Inc. (Nasdaq: CCPR) announced today the completion of the private placement of $200 million of 10% Senior Subordinated Notes due 2007 (the "Notes") by its wholly-owned operating subsidiary, CCPR Services, Inc.

     The restructuring that had previously been announced was also completed, under which CoreComm Incorporated became a holding company for CCPR. As a result each share of CCPR's common stock automatically became a share of CoreComm common stock on a one for one basis. The CoreComm common stock has the same rights and powers as CCPR's common stock. On Monday, February 3, 1997, CoreComm will commence trading on the Nasdaq National Market under the ticker symbol "COMM". There is no need to exchange CCPR share certificates for new CoreComm share certificates.

    The restructured companies intend to pursue business opportunities both inside and outside of Puerto Rico and the U.S. Virgin Islands.

    The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    Accordingly, the Notes were offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and to a limited number of institutional "accredited investors" that make certain representations and agreements and outside the United States in accordance with Regulation S under the Securities Act.

                                     *****

    For further information contact: Stanton N. Williams, Director-Corporate
    -------------------------------
Development or Richard J. Lubasch, Senior Vice President-General Counsel, at
(212)223-4963.